Exhibit 26(l)
Opinion and Consent of Lorne Schinbein
as to Actuarial Matters Pertaining to the Securities Being Registered

WRL LETTERHEAD
April 22, 2009
Western Reserve Life Assurance Co. of Ohio
570 Carillon Parkway
St. Petersburg, FL 33716

RE:	WRL Series Life Account
WRL Freedom Equity Protector
File Nos. 33-31140/811-4420
To The Board of Directors:
     This opinion is furnished in connection with the filing by Western Reserve Life Assurance Co. of Ohio (“Western Reserve”) of Post-Effective Amendment No. 29 (the “Amendment”) to the Registration Statement on Form N-6 for the WRL Freedom Equity Protector, a flexible premium variable life insurance policy (the “Policy”).
     The form of the Policy was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.
     In my opinion:
1)	the illustrations of death benefits, cash values, and net surrender values included in Appendix A to the Prospectus are consistent with the provisions of the Policy and Western Reserve’s administrative procedures;
2)	the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and
3)	the illustrations represent a rating classification, premium payment amount, and issue age that are fairly representative of Policies sold.
     I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading “Experts” in the Statement of Additional Information.
     This document is intended exclusively for the purpose of documenting the above-stated opinion on the Appendix A illustrations and the above stated consents. This document may not be appropriate for other purposes.
Very truly yours,
/s/ Lorne Schinbein
Lorne Schinbein
Vice President and Managing Actuary